Exhibit 99.1

NATIONAL HOME HEALTH CARE CORP.
ENTERS INTO REVISED ANGELO GORDON & CO. AGREEMENT

        Scarsdale, New York, May 10, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that it has entered into an Amended and Restated Agreement and Plan of Merger with affiliates of Angelo Gordon & Co. The amended agreement provides that each shareholder will receive $12.50 per share in cash (other than Frederick H. Fialkow whose previously agreed upon subordinated note has not changed). The previous agreement with affiliates of Angelo Gordon & Co. offered $11.50 per share. The amended agreement eliminates the $7.9 million minimum EBITDA condition contained in the original merger agreement with affiliates of Angelo Gordon & Co. Other ancillary agreements provided for in the original merger agreement remain unchanged. These agreements are more fully described in NHHC’s Form 8-K filed with the Securities and Exchange Commission on December 4, 2006. The Special Committee of NHHC’s Board of Directors met on Wednesday, May 9, 2007 and concluded unanimously that the terms of the $12.50 per share merger agreement offered by Angelo Gordon & Co. are superior to the terms of the $12.00 per share price contained in the offer of Premier Home Health Care Services, Inc. previously announced. NHHC’s Board of Directors unanimously accepted the recommendation of the Special Committee to enter into the amended agreement with affiliates of Angelo Gordon. The amended Agreement has been fully executed. NHHC intends to adjourn its previously announced Special Meeting of Stockholders to approve the transaction until May 29, 2007. The transaction is expected to close on or before October 15, 2007, subject to satisfaction of the conditions to consummation, including regulatory approvals and the absence of any material adverse change. The description of the merger agreement set forth above is qualified in its entirety by reference to the Form 8-K which will be filed by NHHC with the Securities and Exchange Commission.

CONTACT: Steven Fialkow, President and Chief Executive Officer or
Robert P. Heller, Chief Financial Officer (914) 722-9000.